UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 24, 2012

CPI CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10204	43-1256674
(Commission File Number)	(I.R.S. Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

(314) 231-1575
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

On May 23, 2012, CPI Corp. (the “Company”) entered into a Forbearance Agreement (the “Forbearance Agreement”) dated as of May 18, 2012 and effective as of May 24, 2012 (the "Effective Date") with Bank of America, N.A., as Administrative Agent (the “Agent”) for the various financial institution parties identified as lenders (the “Lenders”) in the Credit Agreement dated as of August 30, 2010, as amended by that certain First Amendment to Credit Agreement dated December 16, 2011, by and among the Company, the Agent, the Lenders and certain subsidiaries of the Company (the “Loan Agreement”). Pursuant to the terms of the Loan Agreement, the Company has borrowed from the Lenders, as of May 10, 2012, a total of $90,075,681, including Letters of Credit totaling $13,811,758. As the Company has previously disclosed in its Annual Report on Form 10-K for fiscal 2011, the Company is in default of certain of its obligations under the Loan Agreement, which defaults include, among others, noncompliance with the interest coverage ratio covenant and the ratio of total funded debt to EBITDA covenant. As a result of the defaults, the Agent has the right to exercise its rights under the Loan Agreement and the Guaranty and Collateral Agreement dated August 30, 2010 by and among the Company, certain subsidiaries of the Company, the Agent and the Lenders (the “Guaranty/Collateral Agreement” and with the Loan Agreement and other documents and agreements executed in connection therewith, collectively, the “Loan Documents”), which rights include the right to enforce its security interest in the collateral under the Guaranty/Collateral Agreement and pursue collection from the Company for outstanding amounts owed under the Loan Documents.

Under the Forbearance Agreement, Agent, on behalf of itself and for the benefit of each Lender, agrees to forebear from exercising its rights and remedies under the Loan Documents through July 21, 2012 (unless terminated sooner under certain circumstances) subject to, among other things, reflect the following:

•
The definition of “Applicable Margin” be amended to increase the Level I Base Rate Margin Revolving Loans (as defined in the Loan Agreement) from 2.000% to 3.000% and to increase the L/C Fee Rate (as defined in the Loan Agreement) from 3.000% to 5.500%.

•	The definition of “Asset Disposition” be amended so that the definition excludes dispositions having net cash proceeds of $50,000 (rather than $1,000,000 as previously provided in the Loan Agreement).

•	Limit the aggregate amount of Letters of Credit to a maximum of $14,000,000 (rather than $25,000,000 as previously provided in the Loan Agreement).

•	Eliminate the Company's ability to make swing line loans.

•	Eliminate the Company's ability to increase the revolving commitments under the Loan Agreement.

•	Reduce the revolving commitments by the amount of payments made under the Loan Documents by the Company to the Lenders with the proceeds of mandatory prepayments.

•	Increase the mandatory prepayment of Net Cash Proceeds obligations of the Company from 50% to 100%.

•	Add a forbearance EBITDA financial covenant setting forth required EBITDA amounts through July 21, 2012.

•
Terminate the Company's ability to make LIBOR note borrowings under the Loan Agreement so that all future borrowing shall be base rate loans and that at any time an event of default exists the applicable interest rate shall be increased by 4% (rather than 2% as currently provided in the Loan Agreement).

•
To provide that the Company will continue to retain The Keystone Group as its financial advisor during the forbearance period and that The Keystone Group will review and approve any disbursement by the Company or its subsidiaries in excess of $100,000.

•	Require accrued interest on the outstanding borrowings to be paid monthly rather than quarterly.

•	Require monthly financial statements and compliance certificates and weekly cash projections.

•
Prohibit the Company's ability to make restricted payments (including dividends) or merging, consolidating, purchasing or otherwise acquiring all or substantially all of the assets or equity of any other person without the prior written approval of Lender.

In addition, under the Forbearance Agreement, the Company agreed to use commercially reasonable efforts to deliver collateral assignments to the Lenders of its agreements with its host stores.

In connection with the Forbearance Agreement, a Joinder Agreement was executed by Bella Pictures Holdings, LLC and Sandy Realty Holdings, LLC, both subsidiaries of the Company, under which Bella Pictures Holdings, LLC and Sandy Realty Holdings, LLC each assumed the obligations of and became a grantor under the Guaranty/Collateral Agreement.

The foregoing summary of the Forbearance Agreement and Joinder Agreement is not complete and is qualified in its entirety by a copy of the Forbearance Agreement filed as Exhibit 10.1 and a copy of the Joinder Agreement filed as Exhibit 10.2 to this Form 8-K, which exhibits are incorporated herein by reference.

Item 2.04    Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.

10.1
Forbearance Agreement entered into on May 23, 2012, and effective as of May 24, 2012, by and among CPI Corp., certain subsidiaries of CPI Corp., Bank of America, N.A., as administrative agent for the various financial institution parties identified as lenders under the Credit Agreement dated as of August 30, 2010, as amended by that certain First Amendment to Credit Agreement dated December 16, 2011 by and among CPI Corp., Bank of America, N.A., the lenders thereto and certain subsidiaries of the Company.

10.2
Joinder Agreement dated as of May 23, 2012 by Bella Pictures Holdings, LLC and by Sandy Realty Holdings, LLC for the benefit of Bank of America, N.A., as the Administrative Agent, in connection with that certain Guaranty and Collateral Agreement dated as of August 30, 2010, among the Grantors party thereto and the Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CORP.

By:	/s/ Dale Heins
Dale Heins
Executive Vice President, Finance
Chief Financial Officer and Treasurer
(Principal Financial Officer)

May 30, 2012